As filed with the Securities and Exchange Commission on October 10, 2008
Registration No. 333-150198

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

ENERGYSOUTH, INC.

(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
58-2358943
(I.R.S. Employer Identification No.)
2828 Dauphin Street, Mobile, Alabama 36606
(251) 450-4774
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George S. Liparidis
President and Chief Executive Officer
EnergySouth, Inc.
2828 Dauphin Street
Mobile, Alabama 36606
(251) 450-4774

(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

M. Hill Jeffries	Barry M. Clarkson
Justin R. Howard	Latham & Watkins LLP
Alston & Bird LLP	12636 High Bluff Road
1201 West Peachtree Street	Suite 400
Atlanta, Georgia 30309	San Diego, California 92130
(404) 881-7000	(858) 523-5400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-150198) (the “Registration Statement”) of EnergySouth, Inc. (the “Company”) filed on April 11, 2008, pertaining to the sale on a continuous or delayed basis of up to $150,000,000 of common stock, preferred stock, senior debt securities, subordinated debt securities and warrants.
     On October 1, 2008, EMS Holding Corp. (“Merger Sub”), a Delaware corporation and wholly owned indirect subsidiary of Sempra Energy, a California corporation (“Sempra”), merged (the “Merger”) with and into the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of July 25, 2008, by and among Sempra, Merger Sub and the Company. As a result of the Merger, the Company became a wholly owned indirect subsidiary of Sempra and the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.
     In accordance with an undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on October 10, 2008.

ENERGYSOUTH, INC.
By:	/s/ Randall L. Clark
	Name:	Randall L. Clark
	Title:	Secretary